Exhibit 4.1
WARRANT TO PURCHASE COMMON STOCK
     THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO THE PROVISIONS OF A PURCHASE AGREEMENT, DATED AS OF AUGUST 8, 2011 BETWEEN THE ISSUER OF THESE SECURITIES AND THE SELLING PARTIES REFERRED TO THEREIN.
WARRANT No. _______ to purchase
Shares of Common Stock
POSTROCK ENERGY CORPORATION
a Delaware Corporation
Issue Date: [•], 2011
     1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.
     “Basic Documents” has the meaning given to it in the Purchase Agreement.
     “Board of Directors” means the board of directors of the Corporation, including any duly authorized committee thereof.
     “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in Oklahoma City, Oklahoma or New York, New York generally are authorized or obligated by law, regulation or executive order to close.
     “Common Stock” means the Corporation’s Common Stock, $0.01 par value per share.
     “Corporation” means PostRock Energy Corporation, a Delaware corporation.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Effective Date” means the Issue Date set forth above.
     “Exercise Price” means $[•].
     “Expiration Time” has the meaning set forth in Section 3.
     “Market Price” means, with respect to the Common Stock, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the Nasdaq Stock Market on such day. If the Common Stock is not traded on the Nasdaq Stock Market on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock on that date shall mean the fair market value per share as determined by the Board of Directors, acting in good faith, in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Corporation for this purpose and certified in a resolution sent to the Warrantholder. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Nasdaq Stock Market or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
     “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
     “Purchase Agreement” means the Purchase Agreement, dated as of August [__], 2011, as amended from time to time, between the Corporation, Constellation Energy Commodities Group, Inc. and Constellation Energy Partners Holdings, LLC, including all schedules and exhibits thereto.
     “Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Warrantholder” means Constellation Energy Commodities Group, Inc., a Delaware corporation, and its permitted assigns.
     “Warrant” means this Warrant, issued pursuant to the Purchase Agreement.

     2. Number of Shares; Exercise Price. This certifies that, for value received, the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Corporation, in whole or in part, up to an aggregate of [•] fully paid and nonassessable shares of Common Stock (each a “Share”), at a purchase price per Share equal to the Exercise Price.
     3. Exercise of Warrant; Term.
          (a) The right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the Effective Date, but in no event later than 5:00 p.m., New York City time, on the [•] annual anniversary of the Effective Date (the “Expiration Time”), by (A) the surrender of this Warrant and the Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder at the principal executive office of the Corporation located at 210 Park Avenue, Suite 2750, Oklahoma City, OK 73102 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Corporation), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder by tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation.
          (b) If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Corporation within a reasonable time, and in any event not exceeding five Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. The Warrantholder hereby agrees that it will seek any applicable Regulatory Approvals required in connection with its exercise of this Warrant.
     4. Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant shall be issued in such name or names as the Warrantholder may designate and shall be delivered to such named Person or Persons within a reasonable time, not to exceed three Business Days after the date on which this Warrant has been duly exercised and the Exercise Price for the Shares thereby purchased has been duly delivered, in accordance with the terms of this Warrant. The Corporation hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, except as otherwise provided herein, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Shares so issued shall be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Shares may not be actually delivered on such date. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock issuable upon exercise of this Warrant. The Corporation shall (A) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Shares at all times after issuance. The Corporation shall use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded. The Corporation and the Warrantholder shall reasonably cooperate to take such other actions as are necessary to obtain (i) any Regulatory Approvals applicable to Warrantholder’s exercise of its rights hereunder, including with respect to the issuance of the Shares and (ii) any regulatory approvals applicable to the Corporation as a result of the issuance of the Shares.
     5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the Exercise Price for such fractional share; provided, however, that the Corporation may, at its option, round up to the nearest whole share of Common Stock in lieu of any cash payment.
     6. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Corporation prior to the date of exercise hereof. The Corporation shall at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.
     7. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.
     8. Transfer/Assignment.
          (a) This Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Corporation by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Corporation, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Corporation described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 9 shall be paid by the Corporation.
          (b) For so long as required by law, this Warrant Certificate shall contain a legend as to the applicable transfer restrictions imposed by law in the form set forth above.
     9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Corporation, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Corporation shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
     10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.
     11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
     12. Rule 144 Information. The Corporation shall use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Corporation is not required to file such reports, it shall, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it shall use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to, if permitted by the terms of this Warrant and the Purchase Agreement, sell this Warrant or any Shares reserved upon exercise hereof without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Corporation will deliver to such Warrantholder a written statement that it has complied with such requirements.
     13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:
          (a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
          (b) Reorganization, Consolidation, Merger and Other Changes. In case of any capital reorganization or change in the Common Stock of the Corporation (other than as a result of a subdivision, combination, or stock dividend provided for in Section 13(a) above), or consolidation or merger of the Corporation with or into another entity, or the sale of all or substantially all of its assets to another entity shall be effected in such a way that holders of the Corporation’s Common Stock shall be entitled to receive stock, securities or assets (including cash) with respect to or in exchange for such Common Stock, then, as a condition of such reorganization, change, consolidation, merger or sale, lawful provision shall be made, and duly executed documents evidencing the same from the Corporation or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and assets (including cash) receivable in connection with such reclassification, reorganization, change, consolidation, merger or sale by a holder of the same number of shares of Common Stock as were purchasable by the Warrantholder immediately prior to such reclassification, reorganization, change, consolidation, merger or sale. In any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and assets (including cash) deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.
          (c) In the event that the Corporation proposes to make or declare any dividend payable to holders of Common Stock, the Corporation shall give to the Warrantholder a written notice not less than ten days prior to the record date for the determination of holders of Common Stock entitled to receive such dividend.
          (d) The Corporation shall not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.
          (e) The Corporation shall not permit the par value of any Shares receivable upon the exercise of the Warrants to exceed the amount payable therefor upon such exercise.
          (f) The Corporation shall not take any action which results in any adjustment of the Exercise Price if the total number of shares of Common Stock or other securities issuable after the action upon the exercise of all warrants and other convertible securities of the Company then outstanding would exceed the total number of shares of Common Stock or other securities then authorized by the Corporation’s certificate of incorporation and available for the purpose of issue upon such exercise.

          (g) Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 13, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each Warrantholder at the address appearing in the Corporation’s records.
     14. Governing Law; Dispute Resolution. This Warrant will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Any dispute controversy or claim arising out of or relating to this Warrant or to the breach, termination or invalidity of this Warrant, whether arising in tort, contract or otherwise, shall be resolved by binding arbitration pursuant to Section 11.03 of the Purchase Agreement.
     15. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Corporation.
     16. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Corporation and the Warrantholder.
     17. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
     If to the Corporation, to:

PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, OK 73102
Attention: Chief Executive Officer
Telephone: (405) 702-7487
Facsimile: (405) 702-7756
     with a copy to (which copy alone shall not constitute notice):

Vinson & Elkins LLP
666 Fifth Avenue
26th Floor
New York, NY 10103-0040
Attention: Robert Seber
Telephone: (212) 237-0132
Facsimile: (917) 849-5340

     If to the Warrantholder, to:

c/o Constellation Energy Commodities Group, Inc.
100 Constellation Way, Suite 500C
Baltimore, MD 21202
Attention: Max Duckworth
Telephone:
Facsimile:
     with a copy to (which copy alone shall not constitute notice):

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Michael S. Telle
Telephone: (713) 221-1327
Facsimile: (713) 221-2113
     18. Entire Agreement. This Warrant and the Basic Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.

POSTROCK ENERGY CORPORATION
By:
Name:
Title:

Attest:
By:
Name:
Title:

[Form of Notice of Exercise]
Date: _________
TO: PostRock Energy Corporation
RE: Election to Purchase Common Stock
     The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in cash.
     A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.
Number of Shares of Common Stock:
Aggregate Exercise Price:

Holder:

By:

Name:

Title